EXHIBIT NO. 99.(m) 2

MFS VARIABLE INSURANCE TRUST

SERVICE CLASS

DISTRIBUTION PLAN PURSUANT TO RULE 12B-1

OF THE 1940 ACT

Effective April 26, 2000

Schedule A, as of:

April 29, 2005 (Bond Series redesignated as Research Bond Series and Addition of Research International Series)

May 1, 2007 (Capital Opportunities Series redesignated as Core Equity Series)

May 1, 2008 (Emerging Growth Series redesignated as Growth Series)

July 31, 2009 (Termination of Money Market Series)

August 16, 2013 (Termination of High Income Series and Strategic Income Series)

As of 8/16/2013

SCHEDULE A

MFS Core Equity Series

MFS Global Equity Series

MFS Growth Series

MFS Investors Growth Stock Series

MFS Investors Trust Series

MFS Mid Cap Growth Series

MFS New Discovery Series

MFS Research Bond Series

MFS Research Series

MFS Research International Series

MFS Total Return Series

MFS Utilities Series

MFS Value Series